Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
RESIGNATION OF GULFMARK ENERGY PRESIDENT

Houston, Texas (Wednesday, July 31, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced that Geoffrey Griffith has notified the Company of his decision to resign, effective August 9, 2019, as President of GulfMark Energy, Inc. Mr. Griffith said, “Although the past 15 years with GulfMark have been the best part of my working career, it is now time for me to focus on personal affairs. I wish the employees and shareholders only the best in the future.”

Townes G. Pressler, the Company’s Executive Chairman, said, “I want to express my gratitude and deep appreciation to Geoff for his leadership and dedicated service to GulfMark, as President, and to Adams, and for his role in overseeing significant growth and expansion over the past many years. We wish him well in his future endeavors.”

Mr. Griffith will assume an advisory position for two months following his resignation to assure a smooth transition.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609